Exhibit No. 99.1

                   ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS

                      FIRST QUARTER 2006 FINANCIAL RESULTS

                    Sales Increased 22.3% Over Previous Year

For Immediate Release

College Point, New York - May 5, 2006 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its results for the first quarter of 2006.

Net sales in the first quarter increased 22.3% to $13.3 million compared to $10.9 million in the first quarter of 2005. Net loss was $93,587, or $0.00 per share, compared to a net loss of $129,678, or $0.00 per share, in the 2005 period.

Jay Gelman, Chairman and CEO, said, "I am pleased with our continued strong revenue growth and that our selling, general and administrative expenses have stayed level with the first quarter of 2005. Our approximately $94,000 loss in the first quarter was primarily the result of the expensing of approximately $257,000 in transaction costs in connection with the termination of the agreement by the Company to buy Foto Electric Supply Co., Inc."

For additional information see the Company's SEC Report on Form 10-Q for the period ended March 31, 2006.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

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                       ALLIANCE DISTRIBUTORS HOLDING INC.
                      Statements of Operations (Unaudited)
               For the three months ended March 31, 2006 and 2005

                                                    Three months ended March 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Net sales                                          $ 13,318,598    $ 10,888,835

Cost of goods sold                                   11,759,688       9,646,498
                                                   ------------    ------------
Gross profit                                          1,558,910       1,242,337

Operating expenses:
  Selling, general and administrative expenses        1,275,193       1,277,402
  Terminated transaction costs                          257,457              --
                                                   ------------    ------------
Total operating expenses                              1,532,650       1,277,402
                                                   ------------    ------------
Income (loss) from operations                            26,260         (35,065)

Interest expense                                        188,057          93,613
                                                   ------------    ------------
Loss before provision for (benefit from) income
  taxes                                                (161,797)       (128,678)

Provision for (benefit from) income taxes               (68,210)          1,000
                                                   ------------    ------------
Net loss                                           $    (93,587)   $   (129,678)
                                                   ============    ============
Net loss per share - basic and diluted             $        .00    $        .00
                                                   ============    ============
Weighted-average common shares outstanding
  basic and diluted                                  48,165,127      46,417,098
                                                   ============    ============

Contact:

Alliance Distributors Holding Inc.

Steve Gelman - VP of Marketing and Communications

Alliance Distributors Holding Inc.

718-747-1500 x 133

steve@alliancedis.com